ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into effective as of September 1, 2006 (the “Effective Date”), by and among EXL III GROUP CORPORATION, a California corporation (“EXL”), HUMAN BIOSYSTEMS, a California corporation (“HBS”) and HBS BIOENERGY, a California corporation (“HBS Bio”).  Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

RECITALS

A.

EXL is the owner of the following property, which EXL desires to transfer, sell and assign to HBS Bio (collectively, the “Subject Property”), subject to the terms and conditions of this Agreement:

(i)

All right, title and interest of EXL (to the extent such right, title and interest are assignable) in and to that certain Option Agreement, dated July 26, 2006, by and between EXL and K.M. Biggs, Inc. and Katydid Farms, Inc., to purchase that certain real property located in Lumberton County, North Carolina, a copy of which Option Agreement is attached as Exhibit B hereto (the “Lumberton Option”);

(ii)

All right, title and interest of EXL (to the extent such right, title and interest are assignable) in and to any and all use permits, encroachment permits, licenses and other governmental authorizations that are applicable to the construction, maintenance, repair, use, operation, replacement, and improvement of any part of the property and/or interests described in the above subparagraphs (i) and (ii), inclusive, some of which are described in the Schedule of Permits attached as Exhibit C hereto (the “Permits”); and

(iii)

All records of EXL primarily relating to the Subject Property, including property files, contract files, environmental files, health and safety files, Permit files, abstracts and title opinions or policies, tax records, insurance and related records, transportation records, surveys and maps and all other books, records, files and data that relate to the Subject Property (the “Records”).

B.

HBS Bio desires to acquire, purchase and accept an assignment of the Subject Property from EXL, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and based upon the foregoing recitals, the parties agree as follows:

1.

Purchase and Sale.  EXL shall sell the Subject Property to HBS Bio, and HBS Bio shall purchase the Subject Property from EXL, on all of the terms, covenants and conditions set forth in this Agreement.

1.1

No Assumption of Liabilities.  HBS Bio shall not assume any Liabilities of EXL (whether or not related to the Subject Properties), including (a) any Tax Liabilities of EXL; (b) any obligations of EXL relating to accounts payable or other indebtedness; (c) any wages or salaries or other obligations relating to employment or any employees of EXL; or (d) any other Liabilities of EXL, except (i) obligations of EXL under the Lumberton Option (provided that EXL shall pay all expenses of obtaining the Lumberton Option).

1.2

Transaction Taxes.  EXL shall be liable for any sales taxes, use taxes, transfer taxes or similar taxes, charges or fees that may become payable in connection with the conveyance and sale of the Subject Property to HBS Bio.

1.3

Allocation.  EXL and HBS Bio shall determine in good faith the manner in which the Purchase Price (as defined below) is to be allocated among the Subject Property.  Neither EXL nor its members shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

2.

Purchase Price.

2.1

Consideration.  As consideration for the transfer of the Subject Property (the “Purchase Price”), HBS Bio shall transfer to EXL an aggregate of Fifty Thousand (50,000) shares of HBS common stock, no par value, as increased to reflect any stock dividend or other adjustment to the HBS common stock (the “Shares”).  HBS Bio shall also pay EXL, at the Closing, the sum of $40,000 as reimbursement for expenses incurred with respect to the Lumberton Option and the proposed ethanol projects.

3.

Representations and Warranties of EXL.  EXL represents and warrants to HBS Bio and HBS as follows:

3.1

Organization and Good Standing.  EXL is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own and lease the properties and assets it owns and leases in connection with its business and to carry on its business as currently conducted.  EXL is duly licensed to do business in the State of California and all other jurisdictions in which the character of the Subject Property or the nature of its business requires it to be so licensed or qualified except where a failure to have such license or qualification would not have a material adverse effect upon the operation of the Subject Property or the business as presently conducted by EXL.

3.2

Corporate Authority; Authorization of Agreement.  EXL has all corporate requisite power and authority to execute and deliver this Agreement and the documents provided for herein to be executed and delivered by EXL at the Closing, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement and such documents.  EXL has taken all proper corporate action to authorize and approve the execution and delivery of this Agreement and the documents provided for herein to be executed and delivered by EXL at the Closing, the performance of all the terms and conditions hereof and thereof to be performed by EXL and the consummation of the transactions contemplated hereby and thereby.  No other act or proceeding on the part of EXL is necessary to authorize the execution, delivery or performance of this Agreement or such other documents, or the transactions contemplated hereby or thereby.  This Agreement constitutes (and the documents provided for herein to be executed and delivered by EXL at Closing will, when executed and delivered, constitute) the legal, valid and binding obligations of EXL, enforceable against EXL in accordance with their terms, except as may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

3.3

No Violation.  The execution and delivery by EXL of this Agreement and the documents provided for herein, the consummation by EXL of the transactions contemplated hereby and thereby and the compliance by EXL with the terms hereof and thereof, do not and will not (i) violate or conflict with or result in a breach of any provisions of or constitute a default (or an event which, with notice or lapse of any applicable cure period, or both, would constitute a default) or require a consent under, or result in the termination of, or accelerate the performance required by or result in the creation of any lien upon any of the Subject Property under, any of the terms, conditions or provisions or the articles of incorporation, bylaws or similar charter documents of EXL, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation of any Government Authority (as defined below) applicable to EXL or the Subject Property.

3.4

Actions and Proceedings.  Except as disclosed on Schedule 3.4:

(a)

there is no action, suit, proceeding or investigation pending against EXL which has been served on EXL, or to the best of EXL’s knowledge, threatened against EXL involving or affecting the Subject Property;

(b)

there are no decrees, injunctions, liens or orders of any Governmental Authority outstanding against EXL relating to or affecting the Subject Property that would have a Material Adverse Effect (as defined below) upon the Subject Property;

(c)

there is no action, suit, proceeding or investigation pending against EXL which has been served on EXL by which any Person (as defined below) seeks to restrain, prohibit or enjoin the performance by EXL of the transactions contemplated hereby.

3.5

No Brokers.  No Person acting on behalf of EXL has any valid claim against HBS Bio, HBS or the Subject Property for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby.  EXL shall indemnify and hold HBS Bio and HBS harmless from and against any and all Claims (as defined below) by any Person alleging a right to a broker’s or finder’s fee from or through EXL.

3.6

Material Contracts.

(a)

Schedule 3.6(a) contains a true and complete listing of all Material Contracts relating to the Subject Property.  For the purposes of this Agreement, “Material Contracts” means the following contracts or agreements to which EXL is a party and that relate primarily to the Subject Property: (i) any written contract or agreement obligating EXL to make capital expenditures which as of the date hereof are reasonably estimated by EXL to exceed $50,000 after the date hereof; (ii) any contract or agreement obligating EXL to pay, or entitling EXL to receive, an amount which as of the date hereof is reasonably estimated by EXL to exceed either (A) $50,000 in any 12-month period after the date hereof or (B) $50,000 in the aggregate over the remainder of the current term of the contract or agreement; (iii) any other contract or agreement that is material to the Subject Property; (iv) any rights of first refusal, buy/sell, option or similar rights in favor of Persons other than EXL with respect to the Subject Property; and (v) any material amendment or modification to any of the foregoing.  EXL has delivered to HBS Bio accurate and complete copies of all such Material Contracts.

(b)

Except as disclosed on Schedule 3.6(b), (i) all of the Material Contracts are valid and binding against EXL and (ii) no defaults by EXL exist thereunder nor has any event occurred which, solely with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by EXL under any Material Contract, except where a default or termination of such Material Contract would not have a Material Adverse Effect upon the Subject Property.  To the knowledge of EXL, except as disclosed on Schedule 3.6(b), (i) all of the Material Contracts are valid and binding against the other parties thereto (or their successors in interest); (ii) no defaults by the other parties thereto (or their successors in interest) exist thereunder nor has any event occurred which, solely with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by such other parties (or their successors in interest) under any Material Contract, except where a default or termination of such Material Contract would not have a Material Adverse Effect upon the Subject Property.

(c)

Except as disclosed on Schedule 3.6(c), no consents or approvals are required in connection with the assignment by EXL to HBS Bio of EXL’s rights and obligations under the Material Contracts, no violations would occur under the Material Contracts in connection with or as a result of the transfer from EXL to HBS Bio of the Subject Property, and no violations would occur under the Material Contracts in connection with the assignment by EXL to HBS Bio of EXL’s rights and obligations under the Material Contracts, except where failing to obtain such consent or such approval would not have a Material Adverse Effect upon the Subject Property.

3.7

Other Agreements.  There exist no agreements or arrangements for the sale by EXL of the Subject Property (including, without limitation, calls on or other rights in favor of Persons other than EXL to purchase such Subject Property whether or not the same are currently being exercised).

3.8

Permits.

(a)

Schedule 3.8 contains a true and complete listing of all Permits (as defined below) that EXL holds with respect to the Subject Property or for which EXL has applied.

(b)

Except as disclosed on Schedule 3.8, (i) to the knowledge of EXL, EXL holds, or has applied for, or are in the process of applying for, all Permits material to the ownership of the Subject Property; (ii) all such Permits are in full force and effect, and to the knowledge of EXL, all applications for such Permits are complete; and (iii) EXL is in compliance in all material respects with such Permits.

3.9

Compliance With Laws.  EXL is in compliance in all material respects with all Permits, judgments, orders, decrees, injunctions, statutes, rules, regulations and other legal or administrative requirements of all Governmental Authorities having jurisdiction over the Subject Property, except where non-compliance would not have a Material Adverse Effect upon the Subject Property.  EXL has not received any written notice of a material violation of any such Permit, judgment, order, decree, injunction, statute, rule, regulation or other legal or administrative requirement from any Governmental Authority having jurisdiction over the Subject Property other than violations which, to the best of EXL’s knowledge, have been cured or remedied to such Government Authority’s satisfaction.

3.10

Title to Subject Property.  EXL has good title and/or a valid ownership interest in all of the Subject Property free and clear of all liens, claims and encumbrances other than Permitted Encumbrances (as defined below) and as set forth on Schedule 3.10.  Upon consummation of the transactions contemplated hereby, HBS Bio will have acquired good title and/or a valid ownership interest in the Subject Property, free and clear of any liens or encumbrances, except for Permitted Encumbrances and liens and encumbrances created by or through EXL.

3.11

Full Disclosure.  Neither this Agreement nor any Exhibit or Schedule hereto contains or will contain any untrue statement of fact, and neither this Agreement nor any such Exhibits or Schedules omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

4.

Representation and Warranties of HBS BioEnergy.

4.1

Organization and Good Standing.  HBS Bio is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own and lease the properties and assets it owns and leases and to carry on its business as such business is presently conducted.  HBS Bio is duly licensed or qualified to do business in the State of California and all other jurisdictions in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on HBS Bio, taken as a whole, or the transactions contemplated by this Agreement, taken as a whole.

4.2

Corporate Authority; Authorization of Agreement.  HBS has all requisite corporate power and authority to execute and deliver this Agreement and the documents provided for herein to be executed and delivered by HBS Bio at the Closing, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement and such documents.  HBS Bio has taken all proper corporate action to authorize and approve the execution and delivery of this Agreement and the documents provided for herein to be executed and delivered by HBS Bio at the Closing, the performance of all the terms and conditions hereof and thereof to be performed by HBS Bio and the consummation of the transactions contemplated hereby and thereby.  No other act or proceeding on the part of HBS Bio is necessary to authorize the execution, delivery or performance of this Agreement or such other documents, or the transactions contemplated hereby or thereby.  This Agreement constitutes (and the documents provided for herein to be executed and delivered by HBS Bio at Closing will, when executed and delivered, constitute) the legal, valid and binding obligations of HBS Bio, enforceable against HBS Bio in accordance with their terms, except as may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

4.3

No Violation.  The execution and delivery by HBS Bio of this Agreement and the documents provided for herein, the consummation by HBS Bio of the transactions contemplated hereby and thereby and the compliance by HBS Bio with the terms hereof and thereof, do not and will not (i) violate or conflict with or result in a breach of any provisions of or constitute a default (or an event which, with notice or lapse of any applicable cure period, or both, would constitute a default) or require a consent under, or result in the termination of, or accelerate the performance required by or result in the creation of any lien upon any of the Subject Property under, any of the terms, conditions or provisions or the articles of incorporation, bylaws or similar charter documents of HBS Bio, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation of any Government Authority applicable to HBS Bio or the Subject Property.

4.4

Litigation.  There is no action, suit, proceeding or investigation pending against HBS Bio or its affiliates which has been served on HBS Bio or its affiliates or, to the best of HBS Bio’s knowledge, threatened against HBS Bio or its affiliates by which any Person seeks to restrain or enjoin the performance by HBS Bio of this Agreement.

4.5

No Brokers.  No Person acting on behalf of HBS Bio has any valid claim against HBS Bio for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby.  HBS Bio shall indemnify and hold EXL harmless from and against any and all Claims by any Person alleging a right to a broker’s or finder’s fee from or through HBS Bio.

4.6

Full Disclosure.  Neither this Agreement nor any Exhibit or Schedule hereto contains or will contain any untrue statement of fact, and neither this Agreement nor any such Exhibits or Schedules omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

5.

Due Diligence.

5.1

Access to Subject Property.  Upon execution of this Agreement, and until Closing, HBS Bio shall have the reasonable right to inspect the Subject Property and the real property subject to the Lumberton Option and conduct such physical, topographical, geological, environmental, drainage, soil and engineering studies or inspections as HBS Bio may reasonably desire.  Based upon the results of such studies or inspections, HBS Bio may, at its sole discretion, terminate this Agreement.  HBS Bio shall provide EXL reasonable prior notice of any access hereunder.  Any and all access and tests shall be done at the sole cost and expense of HBS Bio, who shall indemnify EXL for any and all claims arising directly from HBS Bio’s tests.

5.2

Access to Records.  Upon reasonable notice from HBS Bio, EXL shall provide HBS Bio reasonable access during EXL’s regular business hours to the Records (as defined herein).  The disclosure of any privileged document or information to HBS Bio shall not constitute a waiver of the applicable privilege, and HBS Bio shall promptly following written request of EXL return to EXL all originals, copies and derivations of any such document or information unless such document or information primarily relates to the Subject Property.  Any and all access shall be provided at the sole cost and expense of HBS Bio, who shall indemnify EXL for any and all claims arising from HBS Bio’s activities.

5.3

Access to Persons.  EXL shall provide HBS Bio reasonable access during EXL’s regular business hours to EXL’s employees, agents and representatives.  Any and all access shall be provided at the sole cost and expense of HBS Bio, who shall indemnify EXL for any and all claims arising from HBS Bio’s activities.

5.4

Other Due Diligence.  Prior to the Closing, and subject to the terms and conditions of this Agreement, HBS Bio may conduct such other examination or investigation of public records relating to the Subject Property or third persons having knowledge of the Subject Property as HBS Bio may choose to conduct in its discretion.

6.

Pre-Closing Covenants.

6.1

Certain Covenants of EXL Prior to Closing.  Between the date of this Agreement and the Closing Date:

(a)

Conduct of Business.  Except as expressly permitted by this Agreement or as otherwise approved by HBS Bio in writing, EXL shall have:  (i) used reasonable efforts to (A) maintain in effect all Permits material to the Subject Property and (B) maintain the Subject Property in its present condition; (ii) performed in all material respects its obligations under the Material Contracts and complied in all material respects with all applicable laws applicable to the Subject Property; and (iii) not entered into or assumed any contract or agreement which, if entered into or assumed prior to the date hereof, would be a Material Contract.

(b)

Transfers.  Except as otherwise provided herein, EXL shall not have sold, transferred or abandoned any portion of the Subject Property.

(c)

Material Contract.  EXL shall not have amended, altered, modified, waived or terminated any Material Contract.

(d)

Transfer of Permits.  EXL shall reasonably cooperate with HBS Bio with regard to the application for transfer of any Permits.

(e)

Closing Conditions.  EXL shall use its best efforts to satisfy all conditions to Closing and cooperate in good faith with HBS Bio in HBS Bio’s efforts to effect the Closing.

7.

Conditions Precedent to Closing.  In addition to the performance of the parties’ respective obligations set forth in this Agreement, the Closing hereunder is expressly subject to the satisfaction of all of the following conditions:

7.1

Approval by EXL Board of Directors and Shareholders.  The Board of Directors and shareholders (if required) of EXL shall have approved of the terms and conditions of this Agreement.

7.2

Approval by HBS Bio Board of Directors and Shareholders.   The Board of Directors and shareholders (if required) of HBS Bio shall have approved of the terms and conditions of this Agreement.

7.3

Approval by HBS Board of Directors.  The Board of Directors of HBS shall have approved of the terms and conditions of this Agreement.

7.4

Permits.  EXL shall have obtained written confirmation from the appropriate agencies that all necessary Permits issued by such agencies are either assignable to EXL, or shall be re-issued in the name of EXL.

7.5

Consulting Services Agreement.  HBS Bio and CarbSynol Energy, LLC shall have entered into that certain Consulting Services Agreement in the form attached hereto as Exhibit D (the “Consulting Services Agreement”).

7.6

Updated Information.  If prior to the Closing Date, EXL becomes aware of any act or circumstance which would change or render materially incorrect any representation or warranty made by EXL under this Agreement, whether as of the date given or any time thereafter through the Closing Date and whether or not such representation or warranty was based upon EXL’s knowledge and/or belief as of a certain date, EXL will give prompt written notice of such changed fact or circumstance to HBS Bio.  If (a) EXL delivers a notice pursuant to the foregoing sentence, and (b) if the subject of the notice materially adversely affects the Subject Property, then (c) within fifteen (15) calendar days after receipt of the notice to HBS Bio, HBS Bio shall have the right, as its sole and exclusive remedy, to select one of the following options prior to the Closing Date:  (1) HBS Bio may terminate this Agreement by written notice delivered to EXL on or before the Closing Date, in which event Escrow shall be cancelled, and this Agreement shall terminate, expire and have no further force or effect; or (2) HBS Bio may accept the Subject Property subject to the matters set forth in EXL’s updated disclosure notice and proceed with the Closing, in which case EXL shall have no obligation or liability with regard to such matter and this Agreement shall remain in force and effect according to its terms.

8.

Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) for the Subject Property shall occur on September 15, 2006 (“Closing Date”), unless otherwise agreed in a writing signed by HBS Bio and EXL or unless otherwise provided by this Agreement.

8.1

Events at Closing.  At the Closing:

(a)

EXL shall:

(i)  execute and deliver to HBS Bio the Bill of Sale;

(ii) execute and deliver to HBS Bio one original affidavit or other certification that EXL is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986, as amended (i.e., EXL is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such Code and the Regulations promulgated thereunder);

(iii)  assign to HBS Bio all of EXL’s right, title and interest, and HBS Bio shall assume all obligations of EXL under, the Option Agreement, pursuant to the terms of an assignment agreement substantially in the form of Exhibit E attached hereto (the “Assignment of Option Agreement”);

(iv)  assign to HBS Bio all of EXL’s right, title and interest, and HBS Bio shall assume all obligations of EXL under, the Permits, pursuant to the terms of an assignment agreement substantially in the form of Exhibit F attached hereto (the “Assignment of Permits”);

(v)  have received an opinion of HBS Bio’s counsel to the effect set forth in Sections 4.1, 4.2, 4.3 (to the best of such counsel’s knowledge) and 4.4 (to the best of such counsel’s knowledge), in form and in substance reasonably satisfactory to EXL; and

(vi)  have obtained all consents and approvals that are required in connection with the transactions contemplated hereby, other than consents and approvals which EXL and HBS Bio reasonably agree are not material.

(b)

HBS Bio shall:

(i)  deliver to the Escrow Agent certificates representing the Shares;

(ii)  have received an opinion of EXL’s counsel to the effect set forth in Sections 3.1, 3.2, 3.3 (to the best of such counsel’s knowledge) and 3.4 (to the best of such counsel’s knowledge) and that the forms of conveyance documents are legally sufficient to convey to HBS Bio all of EXL’s right, title and interest in and to the Subject Property, in form and in substance reasonably satisfactory to HBS Bio;

(iii)  have obtained all consents and approvals that are required in connection with the transactions contemplated hereby, other than consents and approvals which EXL and HBS Bio reasonably agree are not material; and

(iv)  have received from CarbSynol Energy, LLC an executed Consulting Services Agreement.

(c)

EXL and HBS Bio shall execute and deliver such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated hereby.

8.2

Effect of Closing.  Except as otherwise provided herein, all obligations of the parties wholly or partially to be performed after the Closing shall survive the Closing.   Without limiting the generality of the foregoing, except as otherwise provide herein, all obligations of a party to indemnify another person contained herein shall survive the Closing.

9.

Post-Closing Covenants.

9.1

Public Announcements.  No party hereto shall make any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to the form, content and timing of such announcement or statement.  However, HBS may make such announcement or statement upon (a) receiving advice of its counsel that the making of such public announcement or statement is required by applicable law, rule or regulation; and (b) giving EXL as much prior notice as is reasonably practicable under the circumstances.

9.2

Further Actions.  From and after the Closing Date, EXL shall cooperate with HBS Bio and HBS Bio’s representatives, and shall execute and deliver such documents and take such other actions as HBS Bio may reasonably request, for the purpose of evidencing the transactions set forth herein and putting HBS Bio in possession and control of the Subject Property.  To the extent that the parties hereto have been unable to obtain any Consent that HBS Bio reasonably deems necessary to be obtained for the transfer to HBS Bio of any of the Subject Property by the Closing Date, EXL shall use its commercially reasonable efforts to obtain such Consent as promptly as practicable thereafter.  Until such Consent is obtained, EXL shall cooperate, and shall use its commercially reasonable efforts to cause its representatives to cooperate, with HBS Bio in any lawful arrangement designed to provide HBS Bio with the benefits of such Subject Property at no cost to HBS Bio in excess of the cost HBS Bio would have incurred (without modification to the terms of any applicable Material Contract) if the Consent had been obtained.  EXL hereby irrevocably nominates, constitutes and appoints HBS Bio as the true and lawful attorney-in-fact of EXL (with full power of substitution) effective as of the Closing Date, and hereby authorizes HBS Bio, in the name of and on behalf of EXL, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing) that HBS Bio may deem appropriate for the purpose of (a) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Subject Property; (b) defending or compromising any claim or Proceeding relating to any of the Subject Property; or (c) otherwise carrying out or facilitating any of the transactions contemplated hereby.  The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of EXL.

9.3

Second Option.  As soon as practicable after the Closing, HBS Bio and EXL shall cooperate to select a mutually satisfactory property for the second ethanol project and to secure an option to purchase said property (the “Second Option”) on terms and conditions mutually agreed upon by HBS Bio and EXL.

10.

Default/Termination.  The parties may terminate this Agreement prior to the completion of the development of the two ethanol plants as follows:

10.1

Default Prior to Completion of Development of Ethanol Plants.    Either party may terminate this Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of ten (10) days after written notice of such breach to the other party; and

10.2

Termination by HBS Bio or HBS.  HBS or HBS Bio may terminate this Agreement at any time upon thirty (30) days written notice to EXL.

10.3

EXL Buyout of HBS Bio Interest Upon Termination.  In the event that HBS or HBS Bio terminates this Agreement pursuant to Sections 10.1 or 10.2 hereof, EXL shall have the right, but not the obligation, to purchase HBS’ and HBS Bio’s right, title and interest in and to the ethanol projects by reimbursing HBS and HBS Bio in full for all expenditures made by HBS and HBS Bio hereunder, plus interest at the rate of ten percent (10%) per annum from the date of the expenditure.

11.

Indemnification.

11.1

Indemnification of EXL by HBS Bio.  HBS Bio shall indemnify, defend (with counsel reasonably acceptable to EXL) and hold harmless EXL and EXL’s employees, affiliates, agents, consultants, attorneys, representatives, contractors, directors and officers (collectively, the “EXL Parties”) against and from any and all loss, damage, liability or expense, including without limitation court costs and reasonable attorneys’ fees and experts’ fees, which the EXL Parties may incur or sustain either prior to or following the Closing, caused or allegedly caused by (i) the negligence or wrongful acts of, or (ii) any breach or default by HBS  Bio of its obligations under this Agreement.

11.2

Indemnification of HBS Bio by EXL.  EXL shall indemnify, defend (with counsel reasonably acceptable to HBS Bio) and hold harmless HBS Bio and its employees, affiliates, agents, consultants, attorneys, representatives, contractors, directors and officers (collectively, the “HBS Bio Parties”) against and from any and all loss, damage, liability or expense, including without limitation court costs and reasonable attorneys’ fees and experts’ fees, which the EXL Parties may incur or sustain either prior to or following the Closing, caused or allegedly caused by (i) the negligence or wrongful acts of the EXL Parties, or (ii) any breach or default by EXL of its obligations under this Agreement.

11.3

Survival.  The respective indemnity obligations of the parties set forth in this Section 11 shall survive the Closing, and may be enforced by the parties and their successors and assigns following the Closing.

12.

Agreement of the Parties.  This Agreement and the Consulting Services Agreement represent the entire and integrated agreement of the parties hereto, and supersede any and all prior agreements between the parties, including without limitation that certain Letter of Intent between HBS and EXL dated July 19, 2006, which Letter of Intent is hereby terminated as of the Effective Date hereof.  HBS, HBS Bio, EXL and Luster expressly acknowledge, warrant and understand that there are no statements, representations, inducements or agreements made by or between the parties hereto except as expressly set forth herein in writing.  No amendment, supplement or termination hereof shall be valid except by way of writing subscribed by the parties hereto.

13.

Attorneys’ Fees.  In connection with any suit or other proceeding (including without limitation appellate or bankruptcy proceedings) with respect to the subject matter, interpretation or enforcement of this Agreement, or the right to indemnification hereunder, the prevailing party (as determined by the court, agency or other authority before which suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expert witness fees, expenses and costs of suit or investigation as actually incurred.

14.

Assignment.  This Agreement shall not be assignable by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld.  Subject to such consent, the terms, conditions and covenants of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

15.

Notices.  All notices which may be or are required to be given by either party to the other party hereunder shall be in writing (“Notices”).  All Notices shall be sufficiently given, made or delivered if personally served.  All Notice shall also be sufficiently given, made or delivered (i) upon facsimile transmission to the numbers specified under the party’s signatures so long as such transmission is completed prior to 5:00 p.m. California time and a confirming copy is sent by United States mail, (ii) the next business day following deposit with a national overnight courier service, addressed to the parties at the addresses under their signatures, or (iii) forty-eight (48) hours following the certified mailing thereof, postage prepaid, addressed to the parties at the addresses under their signatures.

16.

Time.  Time is of the essence of this Agreement and every provision hereof.

17.

Uncontrollable Forces.  No party to this Agreement shall be in default under this Agreement when a failure of performance shall be the result of uncontrollable forces.  The term “uncontrollable forces” shall mean any cause or causes beyond the control of a party, including without limitation failure of or threat of failure of facilities, flood, earthquake, storm, drought, fire, lightning, or other natural catastrophe, civil disturbance or disobedience, sabotage, war and/or acts of terrorism, government priorities and restraint by court order or public authority, and action or non-action by, or inability to obtain or maintain in effect, the necessary authorizations or approvals from any governmental agency or authority, any of which by exercise of due diligence of a party could not reasonably have been expected to avoid and which by exercise of due diligence it has been unable to overcome.  Nothing contained in this section shall be construed as requiring a party to settle any labor dispute in which it may be involved, or to enter into any contracts or commit to financing arrangements, which contains conditions or terms which a party determines are unduly burdensome.

18.

Fees and Expenses.  Each party shall bear and pay all fees, costs and expenses (including fees and expenses of such party’s legal, accounting, financial and other advisors) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, such party in connection with: (i) the negotiation, preparation and review of the Letter of Intent; (ii) the negotiation, preparation and review of this Agreement, including the Exhibits and Schedules hereto; and (iii) the consummation and performance of the transactions contemplated hereby; provided, however, that upon the Closing, HBS shall reimburse EXL for its legal expenses up to an aggregate of $10,000.

19.

Waiver.  No waiver by any party of any of the terms or conditions of this Agreement or any of such party’s rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

20.

Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated by this reference as if fully set forth herein.

21.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.

Independent Counsel; No Presumption.  Each party acknowledges that:  (a) it has been represented by independent counsel in connection with this Agreement; (b) it has executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.  The fact that this Agreement was prepared by counsel for one party or the other as a matter of convenience shall have no import or significance.  Any uncertainty or ambiguity in this Agreement shall not be construed against either party because its counsel prepared this Agreement in its final form.

23.

Severability.  If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

24.

Interpretation.  Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include every other gender.  The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to define or limit the provisions hereof.  The Recitals stated above are material parts of the consideration of this Agreement and are incorporated by reference as terms of this Agreement.

25.

Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of laws).  Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California.  Each party expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such Proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date set forth beneath their signatures below.

“HBS Bio” HBS BioEnergy, a California corporation By:/s/Harry Masuda Print Name:Harry Masuda Title: Chief Executive Officer Date:September 25, 2006	“EXL” EXL III Group Corporation, a California corporation By: /s/ Claude Luster, III Print Name: Claude Luster, III Title: President/CEO Date: September 25, 2006
Address: 1127 Harker Ave Palo Alto, CA 94301 ________________________________________ Facsimile:650-327-8658	Address: 221 W. Riverridge Ave Fresno, CA 93711 ________________________________________ Facsimile: 559-261-0952
With copies to: Silicon Valley Law Group 25 Metro Drive, Suite 600 San Jose, CA 95110 Attn: Cathryn S. Gawne, Esq. Telephone: (408) 573-5700 Facsimile: (408) 573-5701	With copies to:
“HBS” Human BioSystems, a California corporation By: /s/ Harry Masuda Print Name: Harry Masuda Title: Chief Executive Officer Date: September 25, 2006
Address:

1127 Harker Ave. Palo Alto, CA 94301 ________________________________________ Facsimile: 650-327-8658
With copies to: Silicon Valley Law Group 25 Metro Drive, Suite 600 San Jose, CA 95110 Attn: Cathryn S. Gawne, Esq. Telephone: (408) 573-5700 Facsimile: (408) 573-5701

List of Exhibits to be Attached

Exhibit A

Definitions

Exhibit B

Lumberton Option Agreement

Exhibit C

Schedule of Permits

Exhibit D

Consulting Services Agreement

Exhibit E

Assignment of Option Agreement

Exhibit F

Assignment of Permits